Exhibit 99.2

Fiscal Year 2012 Reclassifications

Beginning in the first quarter of 2013, we reclassified amounts in our financial statements to reflect the way we view and measure our business. As we continue to execute our long-term growth strategy and make investments across operating segments, aligning expenses with the associated benefits enhances the ability to evaluate segment performance. Historical results were also reclassified to match the current period presentation. These reclassifications did not impact net earnings, earnings per share, financial position or cash flows.

We now allocate Fashion Rewards expenses to the Retail segment, including the face value of Nordstrom Notes. We previously recorded all of our Fashion Rewards expenses in our Credit segment. Consistent with our previous segment reporting, our Retail segment net sales include sales from the redemption of Nordstrom Notes. In order to present the consolidated financial results in accordance with generally accepted accounting principles, our Corporate/Other column includes the elimination of net sales when customers used Nordstrom Notes and also includes an adjustment to reduce the Nordstrom Notes expense to their estimated cost.

In addition, certain technology expenses we previously included in Corporate/Other are now allocated to the Retail and Credit segments.

In our Credit segment, we previously presented bad debt expense associated with finance charges and fees as part of selling, general and administrative expenses. We now present this as a reduction of credit card revenue. There was no impact to Credit earnings before income taxes for this reclassification.

Historical information for fiscal year 2012 reflecting the impact of the reclassifications and results of our segments is included below.

Nordstrom, Inc.

Consolidated Statement of Earnings – As Reclassified

Unaudited, in millions except per share amounts

Fiscal year	2012
Net sales	$11,762
Credit card revenues	372
Total revenues	12,134
Cost of sales and related buying and occupancy costs	(7,432)
Selling, general and administrative expenses	(3,357)
Earnings before interest and income taxes	1,345
Interest expense, net	(160)
Earnings before income taxes	1,185
Income tax expense	(450)
Net earnings	$735

Earnings per share:
Basic	$3.62
Diluted	$3.56
Weighted-average shares outstanding:
Basic	203.0
Diluted	206.7

Segment Reporting – Reclassified

Unaudited, in millions

	Retail	Corporate/ Other	Total Retail Business[1]	Credit	Total
Fiscal year 2012
Net sales	$11,949	($187)	$11,762	—	$11,762
Credit card revenues	—	—	—	$372	372
Earnings (loss) before interest and income taxes	1,409	(246)	1,163	182	1,345
Interest expense, net	—	(134)	(134)	(26)	(160)
Earnings (loss) before income taxes	1,409	(380)	1,029	156	1,185
Capital expenditures	371	140	511	2	513
Depreciation and amortization	357	70	427	2	429
Goodwill	175	—	175	—	175
Assets[2]	3,922	1,966	5,888	2,201	8,089

[1]	Total Retail Business is a subtotal of the Retail segment and Corporate/Other.
[2]	Assets in Corporate/Other include unallocated assets in corporate headquarters, consisting primarily of cash, land, buildings and equipment and deferred tax assets.